FIRST PACIFIC ADVISORS, LLC

CODE OF ETHICS

FEBRUARY 13, 2015

A. BACKGROUND

First Pacific Advisors, LLC (“FPA” or the “Company”) serves as the investment adviser to Source Capital, Inc., FPA Paramount Fund, Inc., FPA Perennial Fund, Inc., FPA Capital Fund, Inc., and FPA New Income, Inc. (each, a “Fund” or a “RIC”), as well as the two Funds of the FPA Funds Trust (the “Trust”), FPA Crescent Fund and FPA International Value Fund. In addition, FPA serves as the investment adviser to certain separately managed accounts, sub-advised mutual funds, and Private Funds (together with the Funds, the “Clients”). This Code of Ethics (“CODE”) is being adopted by the Funds, the Trust, and FPA in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”), and Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), specifically Rule 204A-1 thereunder, to effectuate the purposes and objectives of those provisions. These provisions make it unlawful for Access Persons (defined below), including any employee, officer or director of the Funds, the Trust, or FPA, in connection with the purchase or sale by such person of a security held or to be acquired by a Client:1

1.	To employ a device, scheme or artifice to defraud the Client;

2.	To make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Client; or

4.	To engage in a manipulative practice with respect to the Client.

This CODE is predicated on the principle that FPA owes a fiduciary duty to its Clients. As a fiduciary, FPA, at all times, must serve in its Clients’ best interests and comply with all applicable provisions of the federal securities laws.2 FPA’s employees must avoid activities, interests, and relationships that run contrary to the best interests of Clients, whether as a result of a possible conflict of interest, the improper use of confidential information, diversion of an investment opportunity, or other impropriety with respect to dealing with or acting on behalf of a Client. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct.

B. REPORTING VIOLATIONS

Improper actions by FPA or its Employees could have severe negative consequences for FPA, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

[1]	A security is deemed to be “held or to be acquired” if within the most recent fifteen (15) days it (i) is or has been held by a Client, or (ii) is being or has been considered by FPA for purchase by the Client.
[2]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the IC Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the CODE, to the General Counsel/Chief Compliance officer (“GC/CCO”). Issues can be reported to the GC/CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the GC/CCO, who will report directly to the Managing Partners on the matter. Any problems identified during the review will be addressed in ways that reflect FPA’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by FPA’s senior executives. Retaliation against any Employee who reports a violation of the Code in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify a Managing Partner and/or the GC/CCO.

If the GC/CCO determines that a material violation of this CODE has occurred, the GC/CCO will promptly report the violation, and any associated action(s), to FPA’s Management Committee. If the Management Committee determines that the material violation may involve a fraudulent, deceptive or manipulative act, FPA will report its findings to the Funds’ Board of Directors or Trustees pursuant to Rule 17j-1.

C. DEFINITIONS

“Access Person” means any director, officer, employee, or Advisory Person (as defined below) of the Funds, the Trust, or of FPA, their spouses or their immediate families.3

“Advisory Person” means any director, officer, or employee of the Funds, the Trust or of FPA (or of any company in a control4 relationship to the Funds, the Trust, or FPA) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales. All employees, officers and directors of FPA are considered to be Advisory Persons. In addition, Advisory Person means any natural person in a control relationship to the Funds, the Trust, or FPA who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated, which includes when a Client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. “Purchase or sale of a security” includes the writing, purchasing or selling of an option to purchase or sell a security.

“Beneficial ownership” shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder which, generally speaking, encompass those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

[3]	Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.
[4]	For purposes of this Code, “control” has the same meaning as it does under Section 2(a)(9) of the IC Act.

“Board” refers to the Board of Directors of the FPA Funds and the Board of Trustees of the FPA Funds Trust.

“Code” refers to this Code of Ethics.

“Covered Security” means a security as defined in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the IC Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization), and repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than Reportable Funds5; (v) interests in 529 college savings plans; and (vi) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds (as defined below). Any question as to whether a particular investment constitutes a “security” should be referred to the GC/CCO or designee. In addition, investments in private placements or limited offerings are also considered Covered Securities and must be pre-cleared and reported as described below.

“Employee-Related Account” means an account for any of the following persons: (i) the employee, (ii) the employee’s spouse, (iii) the employee’s minor child or children, (iv) any other relative of the employee or the employee’s spouse sharing the same home as the employee, and (v) an entity or individual for whom/which the employee acts as general partner / managing member, trustee, executor or agent.

“Independent Trustee” means a member of the Funds’ Board of Directors or a trustee of the Trust who is not affiliated with FPA and who does not otherwise meet the definition of “interested person” of the Trust or the Funds under Section 2(a)(19) of the IC Act.

“Reportable Fund” means any open-end fund for which FPA serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the IC Act or any open-end fund whose investment adviser or principal underwriter controls FPA, is controlled by FPA, or is under common control with FPA.

“Trust” means FPA Funds Trust, an open-end investment company registered under the IC Act.

“Trustee” means a member of the Board of Directors of the Funds or a Trustee of the Trust.

D. PROHIBITED TRANSACTIONS

1.	No Access Person shall:

(a)	Engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 and 204A-1 set forth above.

(b)	Transact in any security if the Access Person knows that, at the time of such personal transaction, the security:

[5]	For the avoidance of doubt, exchange-traded funds (ETFs) are Covered Securities and thus are subject to the preclearance and reporting requirements set forth below.

(1)	is being considered for purchase or sale for Clients, or

(2)	is being purchased or sold for Clients.

(c)	Disclose to other persons the portfolio holdings of Clients, except as expressly permitted by FPA.[6]

(d)	“Front-run” any Client, which is a practice generally understood to be employees personally trading ahead of or in anticipation of client orders.

(e)	Acquire any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with FPA or the Trust.

Note: This prohibition only applies to Independent Trustees to the extent that such Independent Trustee obtains information concerning recommendations made to the Funds or the Trust regarding the purchase or sale of securities by the Funds or the Trust.

(f)	Purchase any securities in a private placement, without prior approval of the GC/CCO or designee. Any person authorized to purchase securities in a private placement shall disclose that investment when such person plays a part in any subsequent consideration of an investment in the issuer. In such circumstances, FPA’s decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

Note: This prohibition only applies to Independent Trustees to the extent that such Independent Trustee obtains information concerning recommendations made to the Funds or the Trust regarding the purchase or sale of securities by the Funds or the Trust

2.	No Advisory Person shall:

(a)	Transact in Covered Securities that are held in any Client account. Included in this prohibition are all equivalent and/or related securities, based on issuer. For example, if the common stock of an issuer is held in a Client account, transactions in options, bonds, and/or related securities of that issuer are prohibited, as well as shorting.

Existing positions of Client accounts that are held by Advisory Persons in any account in which the Advisory Person has beneficial ownership, control, or trading authority may not be sold without the approval of the GC/CCO or designee, as described below. Such approval shall not be granted if there is an open block trade in such security.

(b)	Transact in Covered Securities within seven days of a Client transacting in the same or a related security if the Advisory Person could potentially have had knowledge that such security was under consideration for purchase or sale. Investment personnel within the same strategy will generally be deemed to have knowledge of any security transactions occurring for Clients within such strategy. Advisory Persons who transact in a Covered Security within seven days of a Client account transacting in the same or a related security may be required to unwind the transaction at their own cost if the GC/CCO or designee determines that the Advisory Person may have had knowledge of the Client transaction at the time of their personal investment.

[6]	FPA recognizes that this prohibition is rooted in the fiduciary principle that information concerning the identity of security holdings and financial circumstances of its Clients is confidential.

Advisory Persons should be aware that if they sell short a Covered Security and a Client account transacts in the same or a related security within seven days, the Advisory Person may be prevented from covering their short transaction with a subsequent purchase.

(c)	Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within sixty (60) calendar days. Trades made in violation of this prohibition shall be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to a qualified charity, with the exception of trades in shares of a Fund, in which case any profits realized shall be subject to disgorgement to such Fund.[7]

E. RESTRICTED LIST

FPA’s Legal and Compliance team maintains a “Restricted List” of companies about which a determination has been made by the GC/CCO or designee that it is prudent to restrict trading activity. This might include, for example, a company about which investment personnel may have acquired material, nonpublic information. The GC/CCO will take steps to communicate the Restricted List to Employees, unless the GC/CCO determines that information regarding a certain security is too sensitive to disclose generally throughout FPA. Employees are not permitted to (i) disclose the name of any company on the FPA’s Restricted List to anyone outside the firm, or (ii) discuss any company on the FPA’s Restricted List with anyone outside the firm.

As a general rule, trades will not be allowed for Client or Employee accounts in the securities of a company appearing on the Restricted List. Similarly, any determination to remove a company from the Restricted List generally must be approved by the GC/CCO. Restrictions with regard to securities on the Restricted List extend to options, swaps, rights or warrants relating to those securities and any securities convertible into those securities.

F. EXEMPTED TRANSACTIONS

The prohibitions of Subparagraphs D.1.(b), D.2.(a), D.2.(b), and D.2.(c) shall not apply to:

1.	Purchases or sales effected in any account over which the Access Person or Advisory Person, as applicable, has no direct or indirect influence or control, and the GC/CCO or designee has exempted such account from personal securities transaction reporting;

2.	Purchases or sales which are non-volitional on the part of the Access Person, Advisory Person or Client, as applicable;

3.	Transactions which are part of an Automatic Investment Plan; and

4.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.	Acquisitions through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

[7]	In order to avoid inequitable application of this restriction, an Advisory Person may sell a security within 60 days after purchase, provided that the sale is pre-cleared by the GC/CCO or designee.

G. COMPLIANCE PROCEDURES

1.	Pre-clearance. All Advisory Persons shall receive prior written approval[8] from the GC/CCO or designee before purchasing or selling Covered Securities, including investments in private placements.[9] Prior to approval of a transaction by the GC/CCO or designee, compliance personnel review the following, among other considerations:

(a)	If the security being requested for a sale transaction is currently held by any Client account, compliance personnel will confirm with Trading personnel whether a trade in the same security or a related security is on the trade blotter.

(b)	If the security requested for pre-clearance is on the Company’s Restricted List, the GC/CCO or designee will review the facts and circumstances surrounding both the pre-clearance request and the reason for the inclusion of the security on the Restricted List.

Please note that if the security being requested for a purchase transaction is currently held by any Client accounts, such request for pre-clearance will be denied.

In all cases, pre-clearance approval is only effective on the day the approval is granted.

2.	Reporting Requirements. In order to provide FPA with information to enable it to determine with reasonable assurance any indications of scalping,[10] front-running, or the appearance of a conflict of interest with the trading by FPA Clients, all Access Persons shall submit the following reports to the GC/CCO or designee showing all holdings and transactions in Covered Securities and securities accounts in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(a)	Disclosure of Personal Holdings. All Access Persons shall disclose to the GC/CCO or designee all accounts that hold any securities (including any accounts that may hold “Non-Covered Securities”) and all holdings in Covered Securities within 10 days of becoming an Access Person (which must be current as of a date not more than 45 days before the report is submitted) (the “Initial Report”)[11] and thereafter no later than each July 30th (which must be current as of a date not more than 45 days before submitting the report) (the “Annual Report”). Such reports shall include:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

[8]	In the event that the Advisory Person requesting pre-clearance is unable to submit a written request for pre-clearance, the GC/CCO or designee may grant telephonic approval and will document such approval in writing.
[9]	The GC/CCO shall not pre-clear or approve any transactions in which he or she has a beneficial interest, but rather shall seek pre-clearance or approval of such transaction from a member of the Management Committee or their designee.
[10]	Scalping occurs when an employee purchases securities for clients for the sole purpose of increasing the value of the same securities held in such employee’s personal accounts.
[11]	The Initial Holdings Report shall include such Access Person’s initial certification that they have received, read, and understood the Code and that they agree to comply with the terms thereof.

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date that the report is submitted by the Access Person.

(b)	Quarterly Reporting Requirements. Except as provided in Subparagraphs G.3. and G.6. of this Section, Access Persons shall report transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Reports required to be made under this Subparagraph shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:[12]

(1)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities (including Non-Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person, such information shall contain:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date that the account was established; and

(3)	The date that the report is submitted by the Access Person.

Employees are reminded that they must also report transactions by members of their immediate family including spouse, children and other members of the household in accounts over which the employee has a direct or indirect influence or control.

3.	Each Independent Trustee who would be required to make an initial or annual holdings report solely by reason of being a Trustee is exempted from making such a report.

[12]	All Access Persons shall be required to submit a report for all periods, including those periods in which no securities transactions were effected (i.e., negative reporting).

4.	Each Independent Trustee need only report a transaction in a Covered Security if such Trustee, at the time of the transaction knew, or, in the ordinary course of fulfilling his official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Funds or the Trust or is or was being considered for purchase or sale by the Funds or the Trust; provided, however, that this Subparagraph shall not apply to transactions in shares of the Funds.

5.	With respect to any account in which an Access Person holds any Covered Securities for his or her direct or indirect benefit, Access Persons shall direct their broker-dealers to send to the GC/CCO or designee duplicate account statements which shall be received, at a minimum, no later than 30 days after the end of each calendar quarter.

6.	Exceptions from Reporting Requirements. Access Persons need not make a report under this Section with respect to (i) transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control if such account has been exempted from reporting by the GC/CCO or designee, and (ii) transactions effected pursuant to an Automatic Investment Plan

7.	Certification of Compliance with the CODE. Every Access Person shall certify within 10 days of hire, annually, and upon any material changes to the CODE that:

(a)	He or she has read and understand the CODE and recognizes that he or she is subject thereto;

(b)	He or she has complied with the requirements of the CODE and will continue to do so; and

(c)	He or she has reported all personal securities transactions required to be reported pursuant to the requirements of the CODE.

H. IMPLEMENTATION; REVIEW; SANCTIONS

1.	Implementation and Review. The GC/CCO or designee will have primary responsibility for enforcing the CODE. Access Persons are required to promptly report any violations of the CODE to the GC/CCO or designee. Enforcement of the CODE includes reviewing the transaction reports and assessing whether Access Persons followed all required internal procedures (e.g., pre-clearance). In this connection, the GC/CCO or designee periodically will compare reports of personal securities transactions with completed and contemplated Client transactions to determine whether noncompliance with the CODE or other applicable trading procedures may have occurred. Access Persons should note that technical compliance with the CODE’s procedures does not automatically insulate from scrutiny trades which show a pattern of abuse of an Access Person’s fiduciary duties to all Clients.

2.	Sanctions. If a violation of this CODE occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation may be made to the Funds’ or the Trust’s Board and to FPA’s Management Committee. Sanctions for violation of the CODE may include any or all of the following: (a) a letter of censure, (b) temporary or permanent suspension of trading for any Employee-Related Account, (c) disgorgement of profit to a qualified charity, and/or (d) any other sanction deemed appropriate by the Fund’s or Trust’s Board and FPA’s Management Committee.

G. REPORTS TO THE FUNDS’ AND TRUST’S BOARD

No less frequently than annually, the GC/CCO or designee shall furnish to the Board a written report that:

1.	Describes any issues arising under the CODE or procedures since the last report, including, but not limited to, information about material violations of the CODE and sanctions imposed in response to material violations; and

2.	Certifies that FPA, the Funds, and the Trust have adopted procedures reasonably necessary to prevent Access Persons from violating the CODE.

H. RETENTION OF RECORDS

This CODE; a list of all persons required to make reports and review reports hereunder from time to time, as shall be updated by the GC/CCO or designee; a copy of each report made by an Access Person hereunder; each memorandum made by the GC/CCO or designee hereunder and a record of any violation hereof and any action taken as a result of such violation; and all other records required under Rules 17j-1 and 204A-1 shall be maintained by FPA, the Funds, and the Trust as required under those provisions.

I. TEMPORARY EXEMPTION FROM CODE APPLICATION

Employees of FPA on approved leaves of absence (e.g., maternity leave) may not be subject to the pre-clearance and reporting provisions of the CODE, provided that they meet the following requirements:

1.	They do not participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities on behalf of any Client;

2.	They do not have access to information regarding the day-to-day investment activities of the firm;

3.	They do not devote significant time to the activities of the firm; and

4.	The GC/CCO or designee approves such an exemption in writing.[13]

Adopted: May 2, 2005

Revised: February 13, 2015

[13]	In the event the person seeking such exemption is the GC/CCO or designee, a member of the Management Committee must approve the exemption in writing.